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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                               SCHEDULE 14D-9/A
                               (AMENDMENT NO. 1)

               SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
            SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

                            SUMMIT CARE CORPORATION
                           (NAME OF SUBJECT COMPANY)

                            SUMMIT CARE CORPORATION
                       (NAME OF PERSON FILING STATEMENT)

                               ----------------

                      COMMON STOCK, NO PAR VALUE PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                               ----------------

                                   865910103
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               ----------------

                                WILLIAM C. SCOTT
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            SUMMIT CARE CORPORATION
                             2600 W. MAGNOLIA ROAD
                         BURBANK, CALIFORNIA 91505-3031
                                 (818) 841-8750
      (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE
   NOTICES AND COMMUNICATIONS ON BEHALF OF THE PERSON FILING THIS STATEMENT)

                               ----------------

                                   Copies to:
                           BRADFORD P. WEIRICK, ESQ.
                           GIBSON DUNN & CRUTCHER LLP
                             333 SOUTH GRAND AVENUE
                           LOS ANGELES, CA 90071-3197
                                 (213) 229-7000

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ITEM 9. MATERIALS TO BE FILED AS EXHIBITS

 (a)(1) Offer to Purchase, dated February 13, 1998.+
 (a)(2) Letter of Transmittal (incorporated by reference to Exhibit (a)(2) to
         Purchaser's Tender Offer Statement on Schedule 14D-1, dated February
         13, 1998).*
 (a)(3) Press release issued by the Company on February 9, 1998 (incorporated by reference to Exhibit (a)(8) to Purchaser's Tender Offer Statement on Schedule 14D-1, dated February 13, 1998).*
 (a)(4) Opinion of Donaldson, Lufkin & Jenrette, dated February 6, 1998
         (incorporated by reference to Annex A of the Offer to Purchase dated
         February 13, 1998).*
 (a)(5) Letter to Shareholders, dated February 13, 1998, from the Special
         Committee of the Company's Board of Directors.*
 (c)(1) Agreement and Plan of Merger, dated as of February 6, 1998, among
         Parent, Purchaser, the Company and Heritage Fund II, L.P.
         (incorporated by reference to Exhibit (c)(1) to Purchaser's Tender
         Offer Statement on Schedule 14D-1, dated February 13, 1998).*

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 * Filed with the Company's Schedule 14D-9 on February 13, 1998.

 + Filed herewith.

                                       2
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                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                          SUMMIT CARE CORPORATION

                                                 /s/ Derwin L. Williams
                                          By: _________________________________
                                              Senior Vice President--Finance,
                                                Chief Financial Officer and
                                                         Treasurer

Dated: February 27, 1998

                                 EXHIBIT INDEX

 (a)(1) Offer to Purchase, dated February 13, 1998.
 (a)(2) Letter of Transmittal (incorporated by reference to Exhibit (a)(2) to
         Purchaser's Tender Offer Statement on Schedule 14D-1, dated February
         13, 1998).
 (a)(3) Press release issued by the Company on February 9, 1998 (incorporated by reference to Exhibit (a)(8) to Purchaser's Tender Offer Statement on Schedule 14D-1, dated February 13, 1998).
 (a)(4) Opinion of Donaldson, Lufkin & Jenrette, dated February 6, 1998
         (incorporated by reference to Annex A of the Offer to Purchase dated
         February 13, 1998).
 (a)(5) Letter to Shareholders, dated February 13, 1998, from the Special
         Committee of the Company's Board of Directors.
 (c)(1) Agreement and Plan of Merger, dated as of February 6, 1998, among
         Parent, Purchaser, the Company and Heritage Fund II, L.P.
         (incorporated by reference to Exhibit (c)(1) to Purchaser's Tender
         Offer Statement on Schedule 14D-1, dated February 13, 1998).